Exhibit 99.1

Contact:  Michael L. McDonald
Senior Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

FAIRCHILD ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS

McLean, Virginia (January 15, 2008) - The Fairchild Corporation (NYSE: FA) (the “Company”) announced today the election by the Board of Directors, on January 10, 2008, of two new directors:  Philip Sassower and Andrea Goren.  Messrs. Sassower and Goren are co-managers of SG Phoenix Ventures IV LLC, which is the managing member of Phoenix FA Holdings, LLC (“Phoenix FA”), the company which recently completed a tender offer for shares of Class A Common Stock of The Fairchild Corporation (the “Fairchild Class A”).  Completion of this tender offer brought the total holdings of the Fairchild Class A held by Phoenix FA to approximately 30.5% of all outstanding Fairchild Class A shares.  The Fairchild Corporation also has Class B Common Stock (the “Fairchild Class B”) which has 10:1 voting rights compared to the Fairchild Class A.

The Board determined that both Messrs. Sassower and Goren are “independent” from The Fairchild Corporation for purposes of Securities and Exchange Commission, New York Stock Exchange, and Fairchild corporate governance policy criteria.  Mr. Sassower's and Mr. Goren's business address is c/o Phoenix FA Holdings, LLC, 110 East 59th Street, New York, New York 10022.

Mr. Sassower (68) has served as the Chief Executive Officer of Xplore Technologies Corp. since February 2006, and has been Chairman of the Board of Xplore since December 2004.  Mr. Sassower is also the Chief Executive Officer of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003. Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996. Mr. Sassower served as Chairman of the Board of Communication Intelligence Corp., an electronic signature solution provider, from 1998 to 2002 and Chairman of the Board of Newpark Resources, Inc., an environmental services company, from 1987 to 1996.

Mr. Goren (40) is a Managing Director of SG Phoenix LLC, a private equity firm, has served in that capacity since May 2003, and has been associated with Phoenix Enterprises LLC since January 2003. Prior to that, Mr. Goren served as Vice President of Shamrock International, Ltd., a private equity firm, from June 1999 to December 2002. Mr. Goren has been a member of the Board of Directors of Xplore Technologies Corp. since December 2004.

As a result of the appointment of Messrs. Sassower and Goren, the Company’s Board of Directors now consists of nine members, seven of whom are independent directors and two of whom are employees of the Company, Jeffrey J. Steiner and his son, Eric Steiner.

About The Fairchild Corporation

The business of Fairchild consists of three segments: PoloExpress, Hein Gericke, and Aerospace. Fairchild's PoloExpress and Hein Gericke businesses design and sell motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 236 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com). Hard copies of the Company’s most recent completed audited financial statements are available free of charge by contacting us at 703-478-5800.

This news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.